Registration Statement No. 333-264388

Filed Pursuant to Rule 433

Pricing Term Sheet

Dated January 5, 2023

Bank of Montreal

US$2,500,000,000

Senior Medium-Term Notes, Series H

consisting of

US$1,000,000,000 5.200% Senior Notes due 2024

US$300,000,000 Floating Rate Notes due 2024

US$1,200,000,000 5.203% Senior Notes due 2028

Part A: US$1,000,000,000 5.200% Senior Notes due 2024

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	5.200% Senior Notes due 2024 (the “2024 Fixed Rate Notes”)

Aggregate Principal Amount Offered:	US$1,000,000,000

Maturity Date:	December 12, 2024

Price to Public:	99.916%, plus accrued interest, if any, from January 12, 2023

Underwriting Commission:	0.150% per 2024 Fixed Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$997,660,000

Coupon:	5.200%

Interest Payment Dates:	June 12 and December 12 of each year, beginning on June 12, 2023 (short first coupon). Interest will accrue from January 12, 2023.

Regular Record Dates:	May 28 and November 27

Benchmark Treasury:	UST 4.250% due December 31, 2024

Benchmark Treasury Yield:	4.449%

Spread to Benchmark Treasury:	T + 80 basis points

Re-offer Yield:	5.249%

Trade Date:	January 5, 2023

Settlement Date:	January 12, 2023; T+5

Optional Redemption:	The Bank (or its successor) may redeem the 2024 Fixed Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined for the 2024 Fixed Rate Notes in the pricing supplement to which this offering of 2024 Fixed Rate Notes relates) plus 12.5 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the 2024 Fixed Rate Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Taxation Redemption:	The 2024 Fixed Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The 2024 Fixed Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06368LGU4

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:

Blaylock Van, LLC

Commonwealth Bank of Australia

Credit Agricole Securities (USA) Inc.

Desjardins Securities Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

nabSecurities, LLC

National Bank of Canada Financial Inc.

Wells Fargo Securities, LLC

Westpac Banking Corporation

Part B: US$300,000,000 Floating Rate Notes due 2024

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	Floating Rate Notes due 2024 (the “Floating Rate Notes”)

Aggregate Principal Amount Offered:	US$300,000,000

Maturity Date:	December 12, 2024 (the “Maturity Date”)

Price to Public:	100.000%, plus accrued interest, if any, from January 12, 2023

Underwriting Commission:	0.150% per Floating Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$299,550,000

Interest Rate:	The interest rate on the Floating Rate Notes for each interest period will be equal to the Base Rate plus the Margin (the “Interest Rate”).

Base Rate:	A compounded average of daily SOFR determined by reference to the SOFR Index (as defined in the pricing supplement to which this offering of Floating Rate Notes relates (the “Pricing Supplement”)) for each quarterly interest period in accordance with the specific formula described under “Specific Terms of the Notes—Interest—Compounded SOFR” in the Pricing Supplement (the “Base Rate”).

Margin:	71 basis points (the “Margin”)

Interest Payment Dates:	March 12, June 12, September 12 and December 12 of each year, beginning on March 12, 2023 (each, a “Floating Rate Interest Payment Date”) (short first coupon).

Regular Record Dates:	Close of business on the day immediately preceding each Floating Rate Interest Payment Date (or, if the Floating Rate Notes are held in definitive form, the 15th calendar day preceding each Floating Rate Interest Payment Date, whether or not a business day).

Interest Period:	The period commencing on any Floating Rate Interest Payment Date (or, with respect to the initial interest period only, commencing on January 12, 2023) to, but excluding, the next succeeding Floating Rate Interest Payment Date, and in the case of the last such period, from and including the Floating Rate Interest Payment Date immediately preceding the Maturity Date (or the redemption date) to but not including such Maturity Date (or such redemption date) (the “interest period”).

Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each Floating Rate Interest Payment Date (or, in the case of the final interest period of the Floating Rate Notes, the Maturity Date of the Floating Rate Notes or, if the Bank elects to redeem in whole or in part the Floating Rate Notes, the redemption date for such Floating Rate Notes).

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities (each, a “U.S. Government Securities Business Day”).

Day Count:	Actual/360

Day Count Convention:	If any Floating Rate Interest Payment Date falls on a day that is not a business day for the Floating Rate Notes, the Bank will postpone the making of such interest payment to the next succeeding business day (and interest thereon will continue to accrue to but excluding such succeeding business day), unless the next succeeding business day is in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date shall be the immediately preceding business day and interest shall accrue to but excluding such preceding business day. If the Maturity Date or a redemption date for the Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Bank fails to make payment on such next succeeding business day.

Calculation Agent:

BMO Capital Markets Corp.

As further described under “Specific Terms of the Notes—Interest—Floating Rate Notes—Compounded SOFR” in the Pricing Supplement, the calculation agent will calculate the amount of accrued interest payable on the Floating Rate Notes for each interest period by multiplying (i) the outstanding principal amount of the Floating Rate Notes by (ii) the product of (a) the Interest Rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period (as defined in the Pricing Supplement) divided by 360.

Trade Date:	January 5, 2023

Settlement Date:	January 12, 2023; T+5

Taxation Redemption:	The Floating Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The Floating Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06368LGW0

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:

Blaylock Van, LLC

Commonwealth Bank of Australia

Credit Agricole Securities (USA) Inc.

Desjardins Securities Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

nabSecurities, LLC

National Bank of Canada Financial Inc.

Wells Fargo Securities, LLC

Westpac Banking Corporation

Part C: US$1,200,000,000 5.203% Senior Notes due 2028

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	5.203% Senior Notes due 2028 (the “2028 Fixed Rate Notes”)

Aggregate Principal Amount Offered:	US$1,200,000,000

Maturity Date:	February 1, 2028

Price to Public:	99.996%, plus accrued interest, if any, from January 12, 2023

Underwriting Commission:	0.350% per 2028 Fixed Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$1,195,752,000

Coupon:	5.203%

Interest Payment Dates:	February 1 and August 1 of each year, beginning on August 1, 2023 (long first coupon). Interest will accrue from January 12, 2023.

Regular Record Dates:	January 15 and July 15

Benchmark Treasury:	UST 3.825% due December 31, 2027

Benchmark Treasury Yield:	3.903%

Spread to Benchmark Treasury:	T + 130 basis points

Re-offer Yield:	5.203%

Trade Date:	January 5, 2023

Settlement Date:	January 12, 2023; T+5

Optional Redemption:	Prior to January 1, 2028 (one month prior to the maturity date) (the “2028 Par Call Date”), the Bank (or its successor) may redeem the 2028 Fixed Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Fixed Rate Notes matured on the 2028 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined for the 2028 Fixed Rate Notes in the pricing supplement to which this offering of 2028 Fixed Rate Notes relates) plus 20.0 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the 2028 Fixed Rate Notes to be redeemed, plus in either case, accrued and unpaid interest thereon on the redemption date.

On or after the 2028 Par Call Date, the Bank (or its successor) may redeem the 2028 Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 Fixed Rate Notes to be redeemed plus accrued and unpaid interest thereon to the redemption date.

Taxation Redemption:	The 2028 Fixed Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The 2028 Fixed Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06368LGV2

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:

Blaylock Van, LLC

Commonwealth Bank of Australia

Credit Agricole Securities (USA) Inc.

Desjardins Securities Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

nabSecurities, LLC

National Bank of Canada Financial Inc.

Wells Fargo Securities, LLC

Westpac Banking Corporation

The 2024 Fixed Rate Notes, the Floating Rate Notes and the 2028 Fixed Rate Notes (together, the “Notes”) are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes more than two business days prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Certain of the underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority, Inc.

The Bank has filed a registration statement (File No. 333-264388) (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-866-864-7760, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.